EXHIBIT G
AMENDING AND ADDITIONAL RIGHTS AGREEMENT
     THIS AMENDING AND ADDITIONAL RIGHTS AGREEMENT is made as of the 24th day of October, 2007, by and between IVANHOE MINES LTD. (“Ivanhoe”) and RIO TINTO INTERNATIONAL HOLDINGS LIMITED (“Rio Tinto”).
     WHEREAS Ivanhoe and Rio Tinto are parties to a private placement agreement made as of October 18, 2006, as amended November 16, 2006 (the “Private Placement Agreement”);
     AND WHEREAS the parties hereto desire to amend the Private Placement Agreement to give effect to certain terms from the heads of agreement (the “Heads of Agreement”) between Ivanhoe and Rio Tinto made as of September 11, 2007;
     NOW THEREFORE, in consideration of the payment by each party to the other party of the sum of $1 (the receipt and sufficiency of which is hereby acknowledged by each of the parties), the parties agree as follows:
1.	Capitalized terms used, but not otherwise defined, herein have the meaning given to them in the Private Placement Agreement.

2.	The definition of “Affiliate” in Section 1.1 of the Private Placement Agreement is hereby deleted in its entirety and replaced as follows:

““Affiliate” means, in respect of a specified person, any person which Controls, is Controlled by, or is under common Control with, such specified person and, in the case of Rio Tinto, “Affiliate” includes any member of the Rio Tinto Group;”

3.	The definition of “Applicable Law” in Section 1.1 of the Private Placement Agreement is hereby deleted in its entirety and replaced as follows:

““Applicable Law” means all applicable governmental laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature;”

4.	The definition of “Approved OT Investment Contract Date” in Section 1.1 of the Private Placement Agreement is hereby deleted in its entirety and replaced as follows:

““Approved OT Investment Contract Date” means the latest of (i) the date upon which Ivanhoe, or a subsidiary of Ivanhoe, enters into the Approved OT Investment Contract, (ii) the date upon which the Ivanhoe board of directors approves the Approved OT Investment Contract and (iii) the date upon which Rio Tinto notifies Ivanhoe that the Approved OT Investment Contract is acceptable;”

5.	The definition of “Business Day” in Section 1.1 of the Private Placement Agreement is hereby deleted in its entirety and replaced as follows:

““Business Day” means any day other than Saturday and Sunday on which banks are ordinarily open for business in Vancouver, British Columbia and London, England;”

6.	The definition of “OT Subsidiary” in Section 1.1 of the Private Placement Agreement is hereby deleted in its entirety and replaced as follows:

““OT Subsidiary” means Ivanhoe Mines Mongolia Inc. XXK, a wholly-owned Subsidiary of Ivanhoe;”

7.	The following definition of “Series C Warrants” is added to Section 1.1 of the Private Placement Agreement:

““Series C Warrants” means the share purchase warrants issued by Ivanhoe to Rio Tinto on October 24, 2007 exercisable to purchase an additional thirty five million (35,000,000) Ivanhoe Shares at a price of ten dollars ($10.00) per share during the period commencing on October 24, 2007 and ending on October 24, 2012;”

8.	The following definition of “Strategic Purchaser” is added to Section 1.1 of the Private Placement Agreement:

““Strategic Purchaser” means is a person who is not an Eligible Institutional Investor or a retail investor;”

9.	The definition of “Subsidiary” in Section 1.1 of the Private Placement Agreement is hereby deleted in its entirety and replaced as follows:

““Subsidiary” means, in respect of a specified person, any person that is Controlled by such specified person;”

10.	Section 2.14 of the Private Placement Agreement is hereby deleted in its entirety and replaced as follows:

“Ivanhoe covenants and agrees that it will use not less than ninety per cent (90%) of the proceeds from the sale of the Ivanhoe Shares hereunder and from the exercise of the Series A Warrants, Series B Warrants and Series C Warrants to fund expenditures in respect of Operations.”

11.	Section 5.6 of the Private Placement Agreement is hereby deleted in its entirety and replaced as follows:

“If, at any time prior to October 24, 2012, Rio Tinto exercises its right to purchase all or part of the Anti-Dilution Ivanhoe Shares to which it is entitled, Rio Tinto will also be entitled to receive, for no additional consideration, a number of additional share purchase warrants (“the Anti-Dilution Ivanhoe Warrants”) that would result in Rio Tinto having the right to acquire, pursuant to the exercise or conversion of all outstanding Ivanhoe Convertible Securities beneficially owned by one or more members of the Rio Tinto Group, a number of Ivanhoe Shares that, upon issuance, would represent the same percentage of the outstanding Ivanhoe Shares that Rio Tinto would have beneficially owned if all of the then outstanding Ivanhoe

Convertible Securities beneficially owned by one or more members of the Rio Tinto Group had been fully exercised immediately before the issuance of the Dilutive Ivanhoe Shares and Anti-Dilution Ivanhoe Shares. Each Anti-Dilution Ivanhoe Warrant will entitle Rio Tinto to purchase one (1) Ivanhoe Share at a price equal to the issue price per share of the Anti-Dilution Ivanhoe Shares. If, when the Anti-Dilution Ivanhoe Warrants are issued, any Series A Warrants remain unexercised and outstanding, that number of the Anti-Dilution Ivanhoe Warrants bearing the same proportion as such outstanding number of Series A Warrants bears to the total number of Series A Warrants and Series B Warrants outstanding will have the same terms and attributes as the Series A Warrants and the remainder of the Anti-Dilution Ivanhoe Warrants will have the same terms and attributes as the Series B Warrants, provided that notwithstanding the foregoing the expiry date of the Anti-Dilution Ivanhoe Warrants shall be at least one (1) year from the date of issuance.”
12.	Paragraph 6.1(b) of the Private Placement Agreement is hereby deleted in its entirety and replaced as follows:

“prior to having fully exercised all of the Series A Warrants and the Series B Warrants, directly or indirectly acquire, alone or jointly or in concert with any other person, any Ivanhoe Shares or Ivanhoe Convertible Securities (other than Ivanhoe Shares or Ivanhoe Convertible Securities acquired through an issuance made by Ivanhoe or, with the consent of Ivanhoe, from Robert M. Friedland or any of his Affiliates) representing, in the aggregate, more than six and sixty five-hundredths per cent (6.65%) of the then issued and outstanding Ivanhoe Shares from time to time; or”

13.	Paragraph 6.1(c) of the Private Placement Agreement is hereby deleted in its entirety and replaced as follows:

“after having fully exercised all of the Series A Warrants and the Series B Warrants, directly or indirectly acquire, alone or jointly or in concert with any other person, any Ivanhoe Shares if, following such acquisition, the Rio Tinto Group and all persons with whom the Rio Tinto Group is acting jointly or in concert, would beneficially own or exercise control or direction, or be deemed, under Applicable Law, to beneficially own, or exercise control or direction over, (excluding, for greater certainty, any Ivanhoe Shares issuable upon the conversion, exchange or exercise of any Ivanhoe Convertible Securities) more than forty six and sixty five-hundredths per cent (46.65%) of the then issued and outstanding Ivanhoe Shares.”

14.	Section 7.2 of the Private Placement Agreement is hereby deleted in its entirety and replaced as follows:

“The OT Right of First Refusal will be inoperative unless, at the time that Ivanhoe proposes to enter into an OT Disposal Transaction, Rio Tinto and its Affiliates beneficially own (disregarding any unissued Ivanhoe Shares underlying any unexercised Series A Warrants or Series B Warrants), in the aggregate, a number of Ivanhoe Shares that is equal to or greater than the First Tranche Private Placement Shares.”

15.	Section 8.2 of the Private Placement Agreement is hereby deleted in its entirety and replaced as follows:

“The Technical Committee shall consist of two (2) members appointed by Ivanhoe, two (2) members appointed by Rio Tinto and the Technical Committee Chair. Each of Ivanhoe and Rio Tinto may terminate the appointment of any member appointed by it to the Technical Committee and appoint another person in his or her place. Each of Ivanhoe and Rio Tinto may appoint one or more alternates to act in the absence of one or more of its regular members. Any alternate so acting shall be deemed a member. Appointments by a party (including alternates) may be made or changed by Notice to the other party. Rio Tinto’s right to appoint members and be represented on the Technical Committee will immediately terminate if Rio Tinto and its Affiliates beneficially own (disregarding any unissued Ivanhoe Shares underlying any unexercised Series A Warrants or Series B Warrants), in the aggregate, a number of Ivanhoe Shares that is less than the First Tranche Private Placement Shares.”

16.	All references to “fifth (5th)” in Sections 8.4, 8.5 and 8.7 of the Private Placement Agreement will be replaced with “third (3rd)”.

17.	The first reference to “First Closing Date” in Section 13.4 of the Private Placement Agreement is hereby replaced with “Second Closing Date”.

18.	If, at any time and from time to time until October 24, 2012, Ivanhoe is contemplating to, directly or indirectly, offer, sell, contract to sell, grant any option or right to purchase, or issue any Ivanhoe Shares or Ivanhoe Convertible Securities to any person other than a member of the Rio Tinto Group in any transaction (an “Equity Financing Transaction”) other than an Exempt Ivanhoe Share Transaction, Ivanhoe must give written notice (a “Financing Notice”) to Rio Tinto, identifying the contemplated form of the Equity Financing Transaction (e.g., prospectus offering or private placement) and the contemplated ultimate purchaser or purchasers (other than underwriters, agents and retail or de minimis purchasers) under the Equity Financing Transaction (e.g., a Strategic Purchaser), and offering the equity financing to Rio Tinto on such bona fide arm’s length terms and conditions as Ivanhoe may determine. Upon receiving a Financing Notice, Rio Tinto or, at its direction, another member of the Rio Tinto Group, will have the right (the “Right of First Offer”) to acquire all or, if Ivanhoe has not terminated the Strategic Purchaser Covenant or given written notice to Rio Tinto of its intention to terminate the Strategic Purchaser Covenant, part of the Ivanhoe Shares or Ivanhoe Convertible Securities specified in the Financing Notice for the cash consideration stipulated in the Financing Notice. Rio Tinto or, at its direction, another member of the Rio Tinto Group, may exercise the Right of First Offer by providing written notice to Ivanhoe within 30 days of receipt by Rio Tinto of the Financing Notice (the “Exercise Period”). If Rio Tinto or another member of the Rio Tinto Group, as applicable, exercises the Right of First Offer, then a binding agreement will exist between Rio Tinto or such other member of the Rio Tinto Group, as applicable, and Ivanhoe with respect to the Ivanhoe Shares or Ivanhoe Convertible Securities specified in the Financing Notice for the consideration stipulated in the Financing Notice, and on the terms and conditions therein contained. If the Right of First Offer is not exercised prior to the expiry of the Exercise Period, Ivanhoe will have the right for a period of 60 days following the Exercise Period (the “Closing Period”) to issue all, but not less than all, of the Ivanhoe Shares or Ivanhoe Convertible Securities specified in the Financing Notice to the person or persons named in the Financing Notice for cash consideration having a value equal to or higher than the value of the cash consideration for which Ivanhoe offered the Ivanhoe Shares or Ivanhoe Convertible Securities to Rio Tinto and on terms and conditions no less favourable to Ivanhoe than those set out in the Financing Notice. Ivanhoe may only deliver one Financing Notice to Rio Tinto in any 90 day period. Ivanhoe not may deliver a written notice to terminate the Strategic Purchaser Covenant during the Exercise Period or the Closing Period. For greater certainty, Rio Tinto’s rights under Part 5 of the Private Placement Agreement will continue to apply if the Right of First Offer is not exercised.
19.	Until October 24, 2012, Ivanhoe will not, directly or indirectly, offer, sell, contract to sell, grant any option or right to purchase, or issue any Ivanhoe Shares or Ivanhoe Convertible Securities to a Strategic Purchaser if, following such acquisition, the Strategic Purchaser and all persons with whom the Strategic Purchaser is acting jointly or in concert, would beneficially own or exercise control or direction over, or be deemed, under Applicable Law, to beneficially own, or exercise control or direction over, more than five per cent (5%) of the then issued and outstanding Ivanhoe Shares (the “Strategic Purchaser Covenant”). Upon sixty (60) days prior written notice to Rio Tinto, Ivanhoe may terminate the Strategic Purchaser Covenant.

20.	If Ivanhoe has terminated the Strategic Purchaser Covenant or given written notice to Rio Tinto of its intention to terminate the Strategic Purchaser Covenant and, as a result of the exercise of the Right of First Offer, the Rio Tinto Group and all persons with whom the Rio Tinto Group is acting jointly or in concert, would beneficially own or exercise control or direction, or be deemed, under Applicable Law, to beneficially own, or exercise control or direction over, (assuming the conversion, exchange or exercise of all Ivanhoe Convertible Securities held by them and the completion of the acquisition of all Ivanhoe Shares or Ivanhoe Convertible Securities specified in the applicable Financing Notice) more than forty six and sixty five-hundredths per cent (46.65%) of the then issued and outstanding Ivanhoe Shares, Section 6.1 of the Private Placement Agreement will be deleted in its entirety and cease to be of any force and effect.

21.	If, at any time, the Rio Tinto Group and all persons with whom the Rio Tinto Group is acting jointly or in concert, would beneficially own or exercise control or direction, or be deemed, under Applicable Law, to beneficially own, or exercise control or direction over, (assuming the conversion, exchange or exercise of all Ivanhoe Convertible Securities held by them) more than forty six and sixty five-hundredths per cent (46.65%) of the then issued and outstanding Ivanhoe Shares, Sections 6.4 and 6.5 of the Private Placement Agreement shall not apply to the Transfer of any Ivanhoe Shares by any of them provided that after such Transfer the Rio Tinto Group and all persons with whom the Rio Tinto Group is acting jointly or in concert continue to beneficially own or exercise control or direction, or be deemed, under Applicable Law, to beneficially own, or exercise control or direction over, (assuming the conversion, exchange or exercise of all Ivanhoe Convertible Securities held by them) more than forty five per cent (45%) of the then issued and outstanding Ivanhoe Shares.

22.	While Rio Tinto maintains a representative on the Technical Committee, Rio Tinto will have the right to appoint the Managing Director of the OT Subsidiary who:
(a)	will report to the Technical Committee Chair;

(b)	will be responsible for the matters set out in a position description agreed by all members of the Technical Committee; and

(c)	may be replaced by Rio Tinto at any time and from time to time.
Ivanhoe will cause the OT Subsidiary to appoint the Managing Director appointed by Rio Tinto. The position description for the Managing Director may only be amended by the unanimous vote of the Technical Committee. Notwithstanding the foregoing, if Rio Tinto has appointed the Technical Committee Chair, the position description for the Managing Director may be amended by a majority vote of the Technical Committee.

23.	While Rio Tinto maintains a representative on the Technical Committee, Rio Tinto will have the right to appoint the Chief Financial Officer of the OT Subsidiary who:
(a)	will report to report to the Managing Director of the OT Subsidiary;

(b)	will be responsible for the matters set out in a position description agreed by all members of the Technical Committee; and

(c)	may be replaced by Rio Tinto at any time and from time to time.
Ivanhoe will cause the OT Subsidiary to appoint the Chief Financial Officer appointed by Rio Tinto. The position description for the Chief Financial Officer may only be amended by the unanimous vote of the Technical Committee. Notwithstanding the foregoing, if Rio Tinto has appointed the Technical Committee Chair, the position description for the Chief Financial Officer may be amended by a majority vote of the Technical Committee.

24.	Ivanhoe agrees that the repayment of the Loan Amount (as defined in the Credit Agreement between Ivanhoe and Rio Tinto dated the date hereof) pursuant to a Demand Notice (as defined in the Credit Agreement) delivered in accordance with Section 4.4(a) or (b) of the Credit Agreement may be satisfied by Rio Tinto, upon notice to Ivanhoe, setting off such amount of the subscription price of the Second Tranche Private Placement or the exercise price of any Series A Warrants, Series B Warrants and Series C Warrants as is specified in the notice and is equal in the aggregate to the Loan Amount and Ivanhoe agrees to accept such set-off as full payment and satisfaction of such subscription price or exercise price.

25.	Rio Tinto hereby represents and warrants to Ivanhoe as follows:
(a)	Rio Tinto is acquiring the rights to convert the Loan Amount (as defined in the Credit Agreement between Ivanhoe and Rio Tinto dated the date hereof) into Ivanhoe Shares (the “Conversion Rights”) and the Series C Warrants (collectively, the “Credit Transaction Securities”) as principal for its own account, not for the benefit of any other person outside the Rio Tinto Group, for investment only and not with a view to the resale or distribution of all or any of the Credit Transaction Securities or any underlying Ivanhoe Shares nor for the purposes of acquiring Control of Ivanhoe either by itself or in concert with any other person;

(b)	Rio Tinto is resident in, or otherwise subject to, the Applicable Laws of England and Wales and is an “accredited investor”, as defined under National Instrument 45-106 Prospectus and Registration Exemptions of the Canadian securities regulatory authorities;

(c)	Rio Tinto is not (and is not acquiring the Credit Transaction Securities for the account or benefit of) a U.S. Person and did not execute or deliver this Agreement in the United States;

(d)	Rio Tinto has not received or been provided with a prospectus, offering memorandum or similar document and the decision to acquire the Credit Transaction Securities has not been based on representations as to fact or otherwise made by or on behalf of Ivanhoe except as expressly set forth in the Heads of Agreement and the Credit Agreement between Ivanhoe and Rio Tinto dated the date hereof or by any officer, director, employee or agent of Ivanhoe;

(e)	no person has made to Rio Tinto any written or oral representation:
(i)	that any person will resell or repurchase any of the Credit Transaction Securities or any underlying Ivanhoe Shares to be acquired by Rio Tinto;

(ii)	that any person will refund the consideration paid for any of the Credit Transaction Securities or any underlying Ivanhoe Shares; or

(iii)	as to the future price or value of any of the Credit Transaction Securities or any underlying Ivanhoe Shares;
(f)	Rio Tinto is knowledgeable of, or has been independently advised as to, the Applicable Laws of Rio Tinto’s jurisdiction of residence which would apply to the issuance by Ivanhoe, and the acquisition by Rio Tinto, of the Credit Transaction Securities and such issuance and acquisition complies with all such Applicable Laws and, save as provided in the Private Placement Agreement, will not cause Ivanhoe to become subject to or comply with any disclosure, prospectus or reporting requirements under any such Applicable Laws nor to make any filings or disclosures or seek any approvals of any kind whatsoever from any regulatory authority of any kind whatsoever in Rio Tinto’s jurisdiction of residence; and

(g)	Rio Tinto acknowledges that Ivanhoe will rely on the representations and warranties made herein by Rio Tinto in issuing the Credit Transaction Securities to Rio Tinto.
26.	The parties agree that this Amending and Additional Rights Agreement is an integral part of the transactions contemplated by, and form part of, the Private Placement Agreement. For greater certainty, all references to “this Agreement” in the Private Placement Agreement are deemed to include the amendments and additional provisions set forth in this Amending and Additional Rights Agreement.

27.	Ivanhoe acknowledges and agrees that the breach of any of the terms of Section 18 or 19 of this Amending and Additional Rights Agreement would cause Rio Tinto irreparable harm that may not be compensable in damages. Ivanhoe further acknowledges and agrees that it is essential to the effective enforcement of the Private Placement Agreement and this Amending and Additional Rights Agreement that Rio Tinto be entitled to equitable remedies including, but not limited to, specific performance and injunction without being required to show irreparable harm. Ivanhoe acknowledges and agrees that the terms of the Private Placement Agreement and this Amending and Additional Rights Agreement are just and reasonable having regard to all the circumstances.
28.	All other terms of the Private Placement Agreement shall remain unamended and in full force and effect.

29.	This Amending and Additional Rights Agreement supersedes the following sections of the Heads of Agreement:

Section 6: Use of Proceeds

Section 7: Negative Covenants: Last Paragraph re Strategic Purchaser Covenant

Section 7: Positive Covenants: Paragraphs (g) and (h)

Section 7: Equity Financing Right of First Offer

Section 11: PPA Amendments

30.	This Amending and Additional Rights Agreement shall be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

31.	This Amending and Additional Rights Agreement may be executed in counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Delivery of an executed signature page by any party by electronic or facsimile transmission will be as effective as delivery of a manually executed copy of this Amending and Additional Rights Agreement by such party.
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     IN WITNESS WHEREOF the parties have executed this Amending and Additional Rights Agreement as of the date first written above.

IVANHOE MINES LTD.
By:	/s/ Beverly A. Bartlett
Title: Vice President & Corporate Secretary

RIO TINTO INTERNATIONAL HOLDINGS LIMITED
By:	/s/ Ben Mathews
Title: Director